BLUEGREEN VACATIONS CORPORATION REPORTS SECOND QUARTER 2018 RESULTS

•	2Q18 Earnings Per Share (“EPS”) Increases 6%
•	3% Growth in System-Wide Sales of Vacation Ownership Interests
•	Selling and Marketing Expenses Decreases to 48% of System-Wide Sales
•	Cap-Light Revenue (1) Increases to 70% of Total Revenue
•

Commences Expansion of Resorts and Sales Offices; Acquires First Resort in Texas, Additional Fee-Based Service Contract in New Orleans and Exclusive Inventory and Resort Management Agreement for New York City Resort

BOCA RATON, Florida (August 2, 2018) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its second quarter 2018 financial results.

Shawn B. Pearson, Chief Executive Officer and President said, “We are pleased with our second quarter results, which saw a 6% increase in earnings per share highlighted by a 3% increase in system-wide sales of vacation ownership interests (“VOIs”) and reduction in selling and marketing expenses to 48% of sales, marking the third consecutive quarter we’ve generated improvement across these key growth metrics. We also benefited from a reduced effective income tax rate due to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

“While our sales growth in the second quarter chiefly reflected same store sales increases, we made investments that we believe will contribute to growth in both sales and management revenues in the future. Most significantly, we added two outstanding resorts to our network, the Éilan Hotel & Spa in San Antonio, our first resort in Texas, and The Marquee in New Orleans, Louisiana.  We also entered into an exclusive agreement to acquire inventory and, by 2021, the resort management contract at The Manhattan Club in New York City. All three resorts have planned frontline sales centers which, in addition to six other currently planned new sales centers, will put Bluegreen on pace for sales capacity expansion, of over 80,000 square feet of prime sales center space to be open by summer 2019.

“We believe Bluegreen is well-positioned for future growth in the exciting and fast-growing vacation ownership sector.   We believe that we will benefit from our unique resort offerings, which target middle-America and millennial consumers, our digital initiatives, and our robust strategic partnerships as we continue to grow VOI sales and pursue the creation of long-term value for our shareholders,” Pearson said.

Second Quarter 2018 Highlights:

(dollars in millions, except per share data)

	Three Months Ended June 30,
	2018	2017	% Change

System-wide sales VOIs	$172.0	$166.4	3
Resort operations and club management revenue	$41.3	$36.1	14
Income before non-controlling interest and
provision for income taxes	$39.4	$42.8	(8)
Net income attributable to shareholders	$26.7	$24.0	11
Earnings per share Basic and diluted	$0.36	$0.34	6
Adjusted EBITDA	$41.9	$43.2	(3)
Capital-light revenue(1) as a percentage of	70%	68%
total revenue
Selling and marketing expenses, as a percentage
of system-wide sales of VOIs	48%	52%
Effective income tax rate	26%	39%

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Income before non-controlling interest and provision for income tax decreased $3.4 million or 8.0% in the second quarter of 2018 (“2Q18”) compared to the second quarter of 2017 (“2Q17”). This decrease was primarily a result of:

•

Cost of VOIs Sold increased $5.0 million to 10% of Sales of VOIs in 2Q18 compared to 3% in 2Q17. In 2Q17, Bluegreen benefited from a $5.1 million reduction to Cost of VOIs Sold ($3.1 million net of income tax), in connection with the implementation of a revised pricing matrix, with no such comparable benefit in 2Q18.   Excluding this benefit from 2Q17, Adjusted EBITDA would have increased 5% and EPS would have increased $0.04 or 23%.

•	General and Administrative Expenses – Corporate & Other increased $4.4 million in 2Q18 compared to 2Q17, as a result of:
o	Higher self-insured health care costs;
o	Higher outside legal expenses in connection with a new focus on vigorously defending claims which the Company believes to be frivolous;
o	Increased depreciation expense in connection with information technology assets;
o	Executive severance expense related to continuing corporate realignment activities commenced in December 2017; and
o	Investor and public relations activities related expenses.

These increased expenses were partially offset by growth in profits from our Sales of VOIs and Financing segment as well as our Resort Operations and Club Management segment, more fully described below.

Year-to-Date 2018 Highlights:

(dollars in millions, except per share data)

	Six Months Ended June 30,
	2018	2017	% Change

System-wide sales VOIs	$304.8	$296.0	3
Resort operations and club management revenue	$82.8	$74.1	12
Income before non-controlling interest and
provision for income taxes	$70.2	$73.7	(5)
Net income attributable to shareholders	$47.7	$41.6	15
Earnings per share Basic and diluted	$0.64	$0.59	8
Adjusted EBITDA	$75.2	$75.2	—
Capital-light revenue(1) as a percentage of	72%	69%
total revenue
Selling and marketing expenses, as a percentage
of system-wide sales of VOIs	49%	52%
Effective income tax rate	26%	38%

(1)

Bluegreen's "capital-light" revenue included revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Income before non-controlling interest and provision for income tax decreased $3.5 million or 5% in the first half of 2018 (“1H18”) compared to the first half of 2017 (“1H17”). This decrease was primarily a result of (i) Cost of VOIs Sold increased $3.7 million to 7% of Sales of VOIs in 1H18 compared to 4% in 1H17 (as indicated above, there was a $5.1 million benefit to Cost of VOIs Sold in 2Q17) and (ii)  General and Administrative Expenses – Corporate & Other increased $10.5 million in 1H18 compared to 1H17.

These increased expenses were partially offset by growth in profits from our Sales of VOIs and Financing segment as well as our Resort Operations and Club Management segment, more fully described below.

Segment Results – Second Quarter 2018

(dollars in millions, except per guest and per transaction amounts)

Sales of VOIs and Financing Segment

	Three Months Ended June 30,
	2018	2017	% Change

System-wide sales of VOIs	$172.0	$166.4	3
Financing revenue, net of financing expense relating to the sale of VOIs	$15.2	$15.3	(1)
Net carrying cost VOI inventory	$1.7	$0.7	133
General and administrative expenses - sales and
marketing	$7.5	$6.3	18
Segment operating profit	$46.6	$47.7	(2)
Segment Adjusted EBITDA	$48.3	$49.2	(2)
Number of sales offices at period-end	24	23	3
Average sales price per transaction	$15,442	$15,475	—
Guest tours	65,570	70,972	(8)
Sale-to-tour conversion ratio	17.1%	15.3%	12
Sales to the Company's existing owners as
percentage of system-wide sales of VOIs	49%	47%	3
Sales volume per guest ("VPG")	$2,646	$2,366	12
Provision for Loan Losses as a percentage of gross
sales of VOIs	16%	18%
Costs of VOIs sold as a percentage of sales	10%	3%
Selling and marketing expenses, as a percentage
of system-wide sales of VOIs	48%	52%
Weighted-average interest rate on notes receivable
at period end	15.4%	15.5%

The Company has continued its initiatives to screen the credit qualifications of potential marketing guests, which the Company believes has resulted in both increased VPG and a  lower number of Guest Tours in 2Q18 compared to 2Q17.

2Q18 Selling and marketing expenses decreased as a percentage of System-wide sales due to the increased VPG noted above, the higher percentage of sales to the Company’s existing owners and the reduction of certain fixed selling and marketing expenses in connection with the “corporate realignment” initiative commenced during the fourth quarter of 2017.

The Company previously disclosed a dispute regarding commissions paid to Bass Pro, Inc. (“Bass Pro”) under a marketing and promotions agreement.  As previously disclosed, in order to demonstrate good faith, the Company paid $4.8 million to Bass Pro in October 2017 in connection with the dispute, pending future discussion and resolution of the matter. On July 23, 2018, Bass Pro again raised the same issue regarding the commission calculation since the $4.8 million payment and requested additional information regarding the commission calculation as well as other amounts payable under the agreements, including reimbursements paid to Bluegreen.  The issues raised by Bass Pro have not impacted current operations under the marketing agreement or relative to Bluegreen/Big Cedar Vacations, LLC, the Company’s 51%-owned joint venture with an affiliate of Bass Pro.  The Company intends to formally respond to Bass Pro with its view on these matters and intends to provide Bass Pro with all appropriately requested information. While the Company does not believe that any material additional amounts are due to Bass Pro as a result of these matters, any change in the payments or reimbursements made under the agreements could impact future results.

The decrease in Financing revenue, net of financing expense, was primarily attributable to the higher cost of borrowing and the lower weighted-average interest rate on notes receivable.  The decrease in the weighted-average interest rate was primarily attributable to the introduction of “risk-based pricing” pursuant to which borrowers’ interest rates are determined based on their FICO score at the point of sale.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended June 30,
	2018	2017	% Change

Resort operations and club management revenue	$41.3	$36.1	14
Segment operating profit	$13.3	$10.7	25
Segment Adjusted EBITDA	$13.8	11.1	24
Resorts managed at quarter end	49	47

Increases are primarily due to the two additional resort management contracts added since June 30, 2017.

Segment Results – Year-to-Date 2018

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Six Months Ended June 30,
	2018	2017	% Change

System-wide sales of VOIs	$304.8	$296.0	3
Financing revenue, net of financing expense relating to the sale of VOIs	$29.9	$30.8	(3)
Net carrying cost VOI inventory	$4.2	$2.4	75
General and administrative expenses - sales and
marketing	$13.6	$13.1	4
Segment operating profit	$88.7	$85.4	4
Segment Adjusted EBITDA	$92.0	$88.4	4
Number of sales offices at period-end	24	23	4
Average sales price per transaction	$15,351	$15,675	(2)
Guest tours	115,767	124,208	(7)
Sale-to-tour conversion ratio	17.3%	15.3%	13
Sales to the Company's existing owners as a
percentage of system-wide sales of VOIs	51%	49%	4
Sales volume per guest ("VPG")	$2,653	$2,403	10
Provision for Loan Losses as a percentage of gross
sales of VOIs	15%	17%
Costs of VOIs sold as a percentage of sales	7%	4%
Selling and marketing expenses, as a percentage
of system-wide sales of VOIs	49%	52%
Weighted-average interest rate on notes receivable
at period end	15.4%	15.5%

The average annual default rate for the twelve months ended June 30, 2018 was 8.43%, compared to 7.96% for the twelve months ended June 30, 2017.  The Company believes that a significant portion of the default increase is due to the receipt of letters from attorneys who purport to represent certain VOI owners and who have encouraged such owners to become delinquent and ultimately default on their obligations.

Resort Operations and Club Management Segment

(dollars in millions)

	Six Months Ended June 30,
	2018	2017	% Change

Resort operations and club management revenue	$82.8	$74.1	12
Segment operating profit	$25.0	$20.8	20
Segment Adjusted EBITDA	$25.8	21.6	19
Resorts managed at quarter end	49	47

Balance Sheet and Liquidity

As of June 30, 2018, unrestricted cash and cash equivalents totaled $205.7 million. Bluegreen had availability of approximately $140.5 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of June 30, 2018, subject to eligible collateral and the terms of the facilities, as applicable.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $8.1 million for the six months ended June 30, 2018, compared to $18.6 million for the six months ended June 30, 2017. The decrease in free cash flow was primarily attributable to sales office expansions, increased information technology spending, acquisition of secondary market and just-in-time inventory, and decreased working capital, partially offset by lower income tax payments.  The Company believes the Tax Act will continue to have a favorable impact on income tax payments in the future.

On April 6, 2018, Bluegreen and Bluegreen/Big Cedar Vacations, LLC, a joint venture in which the Company owns a 51% interest, renewed their $50.0 million, revolving non-recourse VOI notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). The amendment to the Quorum Purchase Facility extended the purchase period from June 30, 2018 to June 30, 2020. In addition, pursuant to the amendment, Quorum has agreed to an interest rate of 4.95% per annum on advances made through September 30, 2018. The interest rate on advances made after September 30, 2018 will be set at the time of funding based on rates mutually agreed upon by all parties. The amendment also extended the maturity of the Quorum Purchase Facility from December 2030 to December 2032.  As of June 30, 2018, $29.7 million was outstanding under the Quorum Purchase Facility.

Acquisition Activity

On April 17, 2018, as previously disclosed, the Company acquired the Éilan Hotel & Spa in San Antonio, Texas for approximately $34.3 million. The Company intends to open a 13,000 square foot sales office at the Éilan Hotel & Spa by the end of 2018. In connection with the acquisition, Bluegreen entered into a non-revolving acquisition loan which provides for advances up to $27.5 million, $24.3 million of which was used to fund the acquisition of the resort and up to an additional $3.2 million may be drawn upon to fund certain future improvement costs over a 12-month advance period.  The Company believes that this acquisition is consistent with its “drive-to” strategy; over 10% of Bluegreen Vacation Club owners live in Texas and surrounding states.

On May 10, 2018, as previously disclosed, the Company announced a fee-based service agreement with Marquee Developer, LLC (“Marquee Developer”), owner and developer, of The Marquee – also known as 144 Elk Luxury Lofts – in New Orleans, Louisiana. The resort will be open for Vacation Club guests in 2019. Under the agreement, Bluegreen will provide a suite of fee-based services that include vacation ownership sales and marketing, property management, and title and escrow services. Bluegreen will also provide design and development planning as well as consumer receivable servicing for the Marquee Developer, also on a fee-basis. This agreement will add 94 units of resort inventory which will be sold through The Bluegreen Vacation Club. Additionally, Bluegreen has plans to add frontline and in-house sales centers, which are expected to be operational by fourth quarter 2018.

On June 22, 2018, as previously disclosed, the Company announced that it has entered into an exclusive agreement to acquire inventory and, by 2021, the resort management contract at The Manhattan Club in New York City.  In addition to significantly expanding access to The Manhattan Club within the Bluegreen Vacation Club, Bluegreen is planning to open a 2,500-square foot sales center. The agreement provides Bluegreen the exclusive right, on a non-committed basis, to acquire the remaining timeshare inventory at The Manhattan Club under Bluegreen’s “capital-light” Secondary Market program through periodic purchases over time, and subject to the terms and conditions of the agreement, the exclusive right to acquire the management contract for The Manhattan Club resort in 2021.

Dividend

On July 18, 2018, Bluegreen’s Board of Directors declared a cash dividend payment of $0.15 per share of common stock. The dividend is payable on August 15, 2018 to shareholders of record on the close of trading on July 31, 2018.

Second Quarter 2018 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, listed below, on the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.

Webcast link: https://services.choruscall.com/links/bxg180802.html

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth, risks relating to improving our digital capabilities, including our virtual reality technology, complete sales office expansions when planned or at all and that such expansions will be profitable, that marketing alliances will drive growth or be successful, and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2018, expected to be filed on or about August 3, 2018.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA, adjusted EPS and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 215,000 owners, 69 Club and Club Associate Resorts and access to more than 11,100 other hotels and resorts through partnerships and exchange networks as of June 30, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Investor Relations Contact:
Edelman Financial Communications
Danielle O’Brien
Bluegreen@edelman.com
(212) 704-8166

Media Contact:
Brad Simon
Bradley.Simon@edelman.com
(305) 358-5291

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
	2018	2017		2018	2017
		*As Adjusted			*As Adjusted
Revenues:
Gross sales of VOIs	$82,027	$72,738		$146,187	$136,183
Estimated uncollectible VOI notes receivable	(13,454)	(13,333)		(21,473)	(22,542)
Sales of VOIs	68,573	59,405		124,714	113,641

Fee-based sales commission revenue	60,086	63,915		105,940	109,069
Other fee-based services revenue	30,391	29,935		58,415	56,056
Cost reimbursements	14,059	11,893		30,260	26,563
Interest income	21,118	21,991		42,240	44,377
Other income (expense), net	710	244		891	(1)
Total revenues	194,937	187,383		362,460	349,705

Costs and expenses:
Cost of VOIs sold	6,789	1,749		8,601	4,908
Cost of other fee-based services	16,634	15,374		34,045	31,481
Cost reimbursements	14,059	11,893		30,260	26,563
Selling, general and administrative expenses	109,580	107,488		203,129	197,323
Interest expense	8,495	8,077		16,262	15,721
Total costs and expenses	155,557	144,581		292,297	275,996

Income before non-controlling interest and
provision for income taxes	39,380	42,802		70,163	73,709
Provision for income taxes	9,353	15,292		16,554	25,903
Net income	30,027	27,510		53,609	47,806
Less: Net income attributable to non-controlling interest	3,317	3,520		5,924	6,167
Net income attributable to Bluegreen Vacations
Corporation shareholders	$26,710	$23,990		$47,685	$41,639

Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.36	$0.34	(1)	$0.64	$0.59	(1)

Weighted average number of common shares outstanding:
Basic and diluted	74,734	70,998	(1)	74,734	70,998	(1)

Cash dividends declared per share	$0.15	$0.28		$0.30	$0.28

*See Note 2: Significant Accounting Policies within the June 30, 2018 quarterly report on Form 10-Q for further discussion.

(1)

The calculation of basic and diluted earnings per share were based on shares issued in connection with our initial public offering during November 2017 and give effect to the stock split effected in connection therewith as if the stock split was effected January 1, 2017. See Note 1: Organization and Basis of Presentation within the June 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In thousands)

	For the Six Months Ended
	June 30,
	2018	2017
		*As Adjusted
Operating activities:
Net income	$53,609	$47,806
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	7,597	7,012
Loss on disposal of property and equipment	—	428
Provision for loan losses	21,447	22,546
Provision (benefit) for deferred income taxes	2,215	(4,077)
Changes in operating assets and liabilities:
Notes receivable	(24,236)	(14,741)
Prepaid expenses and other assets	(16,122)	(17,397)
Inventory	(25,770)	(26,351)
Accounts payable, accrued liabilities and other, and
deferred income	4,475	8,795
Net cash provided by operating activities	23,215	24,021

Investing activities:
Purchases of property and equipment	(15,105)	(5,407)
Net cash used in investing activities	(15,105)	(5,407)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	73,706	148,374
Payments on borrowings collateralized by notes receivable	(68,531)	(133,244)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	50,042	30,000
Payments under line-of-credit facilities and notes payable	(24,671)	(16,039)
Payments of debt issuance costs	(187)	(2,839)
Dividends paid	(22,420)	(20,000)
Net cash provided by financing activities	7,939	6,252
Net increase in cash and cash equivalents
and restricted cash	16,049	24,866
Cash, cash equivalents and restricted cash at beginning of period	243,349	190,228
Cash, cash equivalents and restricted cash at end of period	$259,398	$215,094

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In thousands)

	For the Six Months Ended
	June 30,
	2018	2017

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$14,250	$13,071
Income taxes paid	$14,618	$26,406

Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$24,258	$—
Restricted cash received on securitization, pending provision of additional collateral	$—	$14,578

* See Note 2: Significant Accounting Policies within the June 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

		December 31,
	June 30,	2017
	2018	*As Adjusted
ASSETS
Cash and cash equivalents	$205,745	$197,337
Restricted cash ($20,959 and $19,488 in VIEs at June 30, 2018
and December 31, 2017, respectively)	53,653	46,012
Notes receivable, net ($296,016 and $279,188 in VIEs
at June 30, 2018 and December 31, 2017, respectively)	429,647	426,858
Inventory	327,897	281,291
Prepaid expenses	17,037	10,743
Other assets	61,996	52,506
Intangible assets, net	61,912	61,978
Loan to related party	80,000	80,000
Property and equipment, net	87,430	74,756
Total assets	$1,325,317	$1,231,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$21,189	$22,955
Accrued liabilities and other	86,009	77,317
Deferred income	14,442	16,893
Deferred income taxes	91,181	88,966
Receivable-backed notes payable - recourse	101,582	84,697
Receivable-backed notes payable - non-recourse (in VIEs)	325,512	336,421
Lines-of-credit and notes payable	149,651	100,194
Junior subordinated debentures	70,908	70,384
Total liabilities	860,474	797,827

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,734,455
shares issued and outstanding at June 30, 2018 and December 31, 2017	747	747
Additional paid-in capital	274,366	274,366
Retained earnings	140,785	115,520
Total Bluegreen Vacations Corporation shareholders' equity	415,898	390,633
Non-controlling interest	48,945	43,021
Total shareholders' equity	464,843	433,654
Total liabilities and shareholders' equity	$1,325,317	$1,231,481

*See Note 2: Significant Accounting Policies within the June 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net income attributable to shareholder(s)	$26,710	$23,990	$47,685	$41,639
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,317	3,520	5,924	6,167
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,292)	(3,413)	(5,884)	(5,973)
Loss (Gain) on assets held for sale	11	18	(9)	40
Add: depreciation and amortization	2,989	2,309	5,917	4,669
Less: interest income (other than interest earned on VOI notes receivable)	(1,381)	(2,091)	(2,816)	(4,195)
Add: interest expense - corporate and other	3,873	3,533	6,930	6,871
Add: franchise taxes	43	28	124	55
Add: provision for income taxes	9,353	15,292	16,554	25,903
Corporate realignment cost	275	—	751	—
Total Adjusted EBITDA	$41,898	$43,186	$75,176	$75,176

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Adjusted EBITDA - sales of VOIs and financing	$48,255	$49,211	$91,981	$88,372
Adjusted EBITDA - resort operations and club management	13,750	11,068	25,829	21,632
Total Segment Adjusted EBITDA	62,005	60,279	117,810	110,004
Less: Corporate and other	(20,107)	(17,093)	(42,634)	(34,828)
Total Adjusted EBITDA	$41,898	$43,186	$75,176	$75,176

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended June 30,
	2018		2017
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$80,715	47%	$65,214	39%
Secondary Market sales	55,258	32	40,316	24
Fee-Based sales	89,934	52	93,612	56
JIT sales	15,314	9	17,490	11
Less: Equity trade allowances (6)	(69,260)	(40)	(50,282)	(30)
System-wide sales of VOIs	171,961	100%	166,350	100%
Less: Fee-Based sales	(89,934)	(52)	(93,612)	(56)
Gross sales of VOIs	82,027	48	72,738	44
Provision for loan losses (2)	(13,454)	(16)	(13,333)	(18)
Sales of VOIs	68,573	40	59,405	36
Cost of VOIs sold (3)	(6,789)	(10)	(1,749)	(3)
Gross profit (3)	61,784	90	57,656	97
Fee-Based sales commission revenue (4)	60,086	67	63,915	68
Financing revenue, net of financing expense	15,160	9	15,270	9
Other fee-based services - title operations, net	2,060	1	4,597	3
Net carrying cost of VOI inventory	(1,650)	(1)	(707)	0
Selling and marketing expenses	(83,323)	(48)	(86,672)	(52)
General and administrative expenses - sales and marketing	(7,511)	(4)	(6,345)	(4)
Operating profit - sales of VOIs and financing	46,606	27%	47,714	29%
Add: Depreciation	1,649		1,497
Adjusted EBITDA - sales of VOI and financing	$48,255		$49,211
(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

(In thousands)

	For the Six Months Ended June 30,
	2018		2017
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$128,246	42%	$138,544	47%
Secondary Market sales	131,547	43	78,979	26
Fee-Based sales	158,618	52	159,793	54
JIT sales	18,683	6	23,068	8
Less: Equity trade allowances (6)	(132,289)	(43)	(104,408)	(35)
System-wide sales of VOIs	304,805	100%	295,976	100%
Less: Fee-Based sales	(158,618)	(52)	(159,793)	(54)
Gross sales of VOIs	146,187	48	136,183	46
Provision for loan losses (2)	(21,473)	(15)	(22,542)	(17)
Sales of VOIs	124,714	41	113,641	38
Cost of VOIs sold (3)	(8,601)	(7)	(4,908)	(4)
Gross profit (3)	116,113	93	108,733	96
Fee-Based sales commission revenue (4)	105,940	67	109,069	68
Financing revenue, net of financing expense	29,923	10	30,831	10
Other fee-based services - title operations, net	3,506	1	6,128	2
Net carrying cost of VOI inventory	(4,167)	(1)	(2,381)	(1)
Selling and marketing expenses	(149,006)	(49)	(153,924)	(52)
General and administrative expenses - sales and marketing	(13,644)	(4)	(13,099)	(4)
Operating profit - sales of VOIs and financing	88,665	29%	85,357	29%
Add: Depreciation	3,316		3,015
Adjusted EBITDA - sales of VOIs and financing	$91,981		$88,372
(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change

Number of sales offices at period-end	24	23	4	24	23	4
Number of active sales arrangements with third-party clients at period-end	14	13	8	14	13	8
Total number of VOI sales transactions	11,235	10,851	4	20,004	19,040	5
Average sales price per transaction	$15,442	$15,475	—	$15,351	$15,675	(2)
Number of total guest tours	65,570	70,972	(8)	115,767	124,208	(7)
Sale-to-tour conversion ratio– total marketing guests	17.1%	15.3%	12	17.3%	15.3%	13
Number of new guest tours	41,628	47,197	(12)	71,507	80,613	(11)
Sale-to-tour conversion ratio– new marketing guests	14.8%	12.5%	18	14.8%	12.6%	17
Percentage of sales to existing owners	49.0%	47.4%	3	51.2%	49.2%	4
Average sales volume per guest	$2,646	$2,366	12	$2,653	$2,403	10

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(in thousands)	2018		2017		2018		2017
Resort operations and club management revenue	$41,275		$36,091		$82,812		$74,065
Resort operations and club management expense	(27,928)		(25,420)		(57,781)		(53,237)
Operating profit - resort operations and club management	13,347	32%	10,671	30%	25,031	30%	20,828	28%
Add: Depreciation	403		397		798		804
Adjusted EBITDA - resort operations and club management	$13,750		$11,068		$25,829		$21,632

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
General and administrative expenses - corporate and other	$(18,870)	$(14,461)	$(40,462)	$(29,960)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,292)	(3,413)	(5,884)	(5,973)
Other income (expense), net	710	244	891	(1)
Add: Financing revenue - corporate and other	1,460	2,167	2,968	4,356
Less: Interest income (other than interest earned on VOI notes receivable)	(1,381)	(2,091)	(2,816)	(4,195)
Franchise taxes	43	28	124	55
Loss (Gain) on assets held for sale	11	18	(9)	40
Depreciation and amortization	937	415	1,803	850
Corporate realignment cost	275	—	751	—
Corporate and other	$(20,107)	$(17,093)	$(42,634)	$(34,828)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

(In thousands)

	For the Six Months Ended June 30,
(in thousands)	2018	2017
Net cash provided by operating activities	$23,215	$24,021
Purchases of property and equipment	(15,105)	(5,407)
Free Cash Flow	$8,110	$18,614

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Gross sales of VOIs	$82,027	$72,738	$146,187	$136,183
Add: Fee-Based sales	89,934	93,612	158,618	159,793
System-wide sales of VOIs	$171,961	$166,350	$304,805	$295,976

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Financing Interest Income	$19,658	$19,824	$39,272	$40,021
Financing Interest Expense	(4,622)	(4,544)	(9,332)	(8,850)
Non-Financing Interest Income	1,460	2,167	2,968	4,356
Non-Financing Interest Expense	(3,873)	(3,533)	(6,930)	(6,871)
Mortgage Servicing Income	1,471	1,256	2,916	2,417
Mortgage Servicing Expense	(1,347)	(1,266)	(2,933)	(2,757)
Title Revenue	3,175	5,737	5,863	8,554
Title Expense	(1,115)	(1,140)	(2,357)	(2,426)

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through

JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.